Exhibit 99.1

          Curon Medical Announces First Quarter 2004 Financial Results


    FREMONT, Calif., April 21 /PRNewswire-FirstCall/ -- Curon Medical, Inc. (Nasdaq: CURN) today announced financial results for the first quarter ended March 31, 2004.

    For the first quarter of 2004, Curon Medical reported net sales of $1,009,000 compared to net sales of $709,000 in the first quarter of 2003 and $1,061,000 in the fourth quarter of 2003. Net loss for the quarter was $3.9 million, or $0.17 per share, compared with a net loss of $3.3 million, or $0.16 per share, for the first quarter of 2003, and $4.8 million, or $0.24 per share, for the fourth quarter of 2003. First quarter results reflected the sale of 14 Stretta(R) Control Modules plus the placement for evaluation of seven additional Stretta Control Modules and seven Secca(R) Control Modules, in addition to sales of 502 disposable Stretta Catheters and 60 disposable Secca Handpieces. As of March 31, 2004, Curon Medical had cash, cash equivalents and investments totaling $17.9 million.

    "We are very pleased with the strength of the first quarter, delivering our second consecutive million dollar sales quarter for the first time in the Company's history, reflecting a 42 percent increase in sales over the same quarter last year," stated Larry C. Heaton II, Curon Medical's President and Chief Executive Officer.

    "During the first quarter we made significant progress on a number of fronts, from strengthening the balance sheet to enhancing the clinical foundation for our procedures to expanding reimbursement coverage," continued Mr. Heaton. "In February we bolstered the balance sheet by raising $13.5 million dollars in a PIPE financing, selling 4.025 million shares of common stock at a price of $3.36 per share.

    "Throughout the quarter investigators reported on the clinical safety, efficacy and durability of the Stretta procedure, both in publications and from the podium. In various formats both in the United States and Europe clinical data documenting the long-term durability of the Stretta procedure was presented, reporting results from both two years and three years. In addition, researchers presented data regarding the benefits of the Stretta procedure for specific subsets of patients, including patients who had failed anti-reflux surgery procedures, obese patients, patients who were poor surgical risks and pediatric patients.

    "On the reimbursement front we continued to make progress in expanding coverage for the Stretta procedure, gaining Medicare coverage in three new states and raising the number of covered lives to approximately 22 million Americans, up from approximately 20 million a quarter ago," concluded Mr. Heaton.


    Conference Call

    Curon Medical will host a conference call today at 4:30 p.m. eastern time/1:30 p.m. pacific time to discuss the fourth quarter results. The live call may be accessed by dialing (913) 981-5520 and through a web cast at the Curon Medical website http://investor-curonmedical.com. The replay will be available via web cast for 30 days or by calling (719) 457-0820 from 7:30 p.m. eastern time tonight until midnight eastern time on April 27, 2004. The confirmation number to access the replay is 441356.


    About Curon Medical, Inc.

    Curon Medical, Inc. develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company's products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company's second product, the Secca System for the treatment of fecal incontinence, received clearance from the FDA in March 2002. For more information, please visit the Company's website at http://www.curonmedical.com.


    About The Stretta System

    Curon's proprietary Stretta System provides physicians with the tools to perform a minimally invasive, outpatient endoscopic procedure for the treatment of GERD. The Stretta System consists of the Stretta Catheter, which is a disposable, flexible catheter and the Curon Control Module. Using the Stretta System, the physician delivers temperature-controlled radiofrequency energy to create thermal lesions in the muscle of the lower esophageal sphincter (LES). The tissue response to radiofrequency delivery alters LES function, which results in statistically significant improvements in GERD symptom scores, reduction in acid exposure and reduction in anti-secretory medication requirement.


    About The Secca System

    The Secca System provides physicians with devices to perform a minimally invasive outpatient procedure for the treatment of fecal incontinence in patients who have failed more conservative therapy such as diet modification and biofeedback. The Secca System utilizes the same technology and treatment concepts as the Stretta System. Using the Curon Control Module and the Company's Secca disposable handpiece, physicians deliver radiofrequency energy into the muscle of the anal sphincter to improve its barrier function.



                                CURON MEDICAL, INC
                        CONDENSED STATEMENTS OF OPERATIONS
                            (In thousands, unaudited)

                                                      Three months
                                                     ended March 31,
                                                       2003              2004

    Sales                                              $709            $1,009
    Cost of Sales                                       983             1,070

    Gross profit                                       (274)              (61)
    Operating expenses:
    Research and development                            453               497
    Clinical and regulatory                             315               353
    Sales and marketing                               1,402             2,069
    General and administrative                          920               985

    Total operating expenses                          3,090             3,904

    Loss from operations                             (3,364)           (3,965)

    Interest and other expense, net                      99                25

    Net loss                                        $(3,265)          $(3,940)

    Per Share Information:
    Net loss per share, basic and diluted            $(0.16)           $(0.17)

    Shares used in computing net loss
        per common share                             19,977            22,659


                                CURON MEDICAL, INC
                             CONDENSED BALANCE SHEETS
                            (In thousands, unaudited)

                                                 December 31,        March 31,
                                                      2003              2004

    Assets
    Current assets:
        Cash and cash equivalents                    $4,865            $2,544
        Short-term investments                        5,269            15,361
        Accounts receivable, net                        834               743
        Inventories                                   1,063             1,289
        Prepaid expenses and other current
         assets                                         863               805
               Total current assets                  12,894            20,742
    Property and equipment, net                         836               831
    Other assets                                        124               121
                                                     13,854            21,694

    Liabilities and stockholders' equity
    Current liabilities:
    Accounts payable and accrued
     liabilities                                      2,931             1,845
    Long-term debt                                      115               161
    Stockholders' equity                             10,808            19,688
    Total liabilities and stockholders'
     equity                                         $13,854           $21,694



SOURCE  Curon Medical, Inc.
    -0-                             04/21/2004
    /CONTACT: Larry C. Heaton II, President and Chief Executive Officer, +1-510-661-1801, lheaton@curonmedical.com, or Alistair F. McLaren, Vice President, Chief Financial Officer, +1-510-661-1802, amclaren@curonmedical.com, both of Curon Medical, Inc.; or Investor Relations:
Melody A. Carey of Rx Communications Group, LLC, +1-917-322-2571, mcarey@rxir.com, for Curon Medical, Inc./
    /Web site:  http://www.curonmedical.com/
    (CURN)

CO:  Curon Medical, Inc.
ST:  California
IN:  MTC HEA BIO
SU:  ERN CCA